AMENDED SCHEDULE A

dated November 27, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated September 1, 2016 between

THE ADVISORS’ INNER CIRCLE FUND II

and

CHAMPLAIN INVESTMENT PARTNERS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Advisor Shares
Champlain Small Company Fund	1.30%	November 30, 2017
Champlain Mid Cap Fund	1.20%	November 30, 2017
Champlain Emerging Markets Fund	1.30%	November 30, 2020

Institutional Shares
Champlain Mid Cap Fund	0.95%	November 30, 2017
Champlain Emerging Markets Fund	1.05%	November 30, 2020
Champlain Small Company Fund	1.05%	November 30, 2017

Acknowledged and Accepted by:

Champlain Investment Partners, LLC

/s/ Eric Ode
Name: Eric Ode
Title: CFO, Partner

The Advisors’ Inner Circle Fund II

/s/ James Bernstein
Name: James Bernstein
Title: Vice President and Assistant Secretary